Exhibit 99.1

Tegal Corporation   140 2nd St., Suite 318, Petaluma, CA  94952 [T] (707) 763-5600  [F] (707) 773-2854  www.tegal.com

Tegal Announces Sale of Nanolayer Deposition Patent Portfolio

Patents applying to copper barrier and low-k dielectric technology still under auction

Petaluma, Calif., December 30, 2011 – Tegal Corporation (NASDAQ: TGAL) today announced that it has awarded patents to multiple bidders for three of the four bid lots of Tegal’s NLD Patent Portfolio recently offered for sale for an aggregate consideration of approximately $4M.  To date, approximately $3.6M has been received.

Tegal sold over 30 patents from the NLD portfolio—which includes more than 35 U.S. and international patents in the areas of pulsed-chemical vapor deposition (CVD), plasma-enhanced atomic-layer deposition (ALD) and NLD.  NLD is a process technology that bridges the gap between high throughput, non-conformal chemical vapor deposition and lower throughput, highly conformal atomic layer deposition (ALD).  Tegal offered the patent portfolio for sale earlier this year in an effort to complete the divestment of its semiconductor capital equipment assets.

In March 2010, Tegal sold its legacy thin-film etch and physical vapor deposition (PVD) product lines to OEM Group, Inc. of Gilbert AZ, and in February of this year, sold its deep reactive ion etch (DRIE) assets to SPTS of Newport, Wales, UK.

The company reports that discussions are ongoing for placement of Lot 4 of the portfolio, which applies to copper barrier and low-k dielectric technology.  “Interest in Lot 4 is coming primarily from IC device manufacturers, reports Robert Ditizio, Tegal’s Chief Technologist, whereas interest in Lots 1 through 3 was driven largely by equipment manufacturers.”  Additional information about Lot 4 can be found on the Tegal website at www.tegal.com.

About Tegal
Since its founding in 1972, Tegal Corporation has been dedicated to the development and application of emerging technologies.  Often on the forefront of major inventions, Tegal’s process and capital equipment know-how enabled the development and manufacturing of leading-edge devices – from early microprocessors to advanced memory and LEDs, as well as to newest filtering and sensing devices that are present in the most advanced smart phones. Tegal draws upon its historic market and technology leadership in semiconductors and MEMS devices to engage in the promotion of other emerging technologies, including PV-based solar power generation and medical diagnostic and therapeutic devices.  Tegal is actively evaluating opportunities for partnerships with diversified technology-based companies in order to exploit our shared experience and to enhance our value as a public company. Tegal is headquartered in Petaluma, California.  Please visit us on the web at www.tegal.com.

Contact:
Tegal Corporation
Robert Ditizio (Chief Technologist) 707/763-5600x5617
rditizio@tegal.com

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